Exhibit 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS THIRD QUARTER RESULTS.

Highlights Include:

•	Third Quarter Net Income of $1,761,000, down 6%
•	Earnings Per Share of $0.65, down 6%
•	Book Value increases 8% to $25.67 per share
•	Total Assets reached $731 million, up 9% from a year ago.

Byron Center, MI, October 19, 2007 — — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported third quarter net income of $1,761,000, down 6% from the $1,877,000 reported for the third quarter of 2006. Basic and diluted earnings per share in the third quarter of 2007 were $0.65, a decline of 6% from the $0.69 reported for the third quarter of 2006. The decline is a result of a modest increase in the provision for loan losses and an increase in operating expenses, which includes approximately $225,000 related to the administration and resolution of a single problem asset.

On a year-to-date basis, net income and earnings per share are each up 2% over the year-to-date period in 2006. The growth in net income is a result of an 8% increase in revenue, which is a result of modest net interest income growth and strong growth in non-interest income.

“On a relative basis, we’re pleased by our third quarter and year-to-date performance,” said Patrick K. Gill, President and CEO. “This is an undeniably challenging time for Michigan banks. We’re realistic about the powerful forces at play within our economy and their potential impact upon us. Nonetheless, we hold ourselves to a higher standard and remain committed to helping our customers and shareholders to prosper in this difficult environment.”

Byron Bank’s net interest margin declined to 3.57% in the current quarter, compared to 3.85% for the third quarter of 2006. The net interest margin in the third quarter of 2007 includes the reversal of $38,000 of interest income on loans that were placed on non-accrual during the quarter. The decline of the net interest margin reflects a continuation of the intense pressure on both loan and deposit pricing. Net interest income for the third quarter of 2007 was only 2% higher than a year ago, despite a 9% increase in total assets.

The provision for loan losses was $42,000 higher in the third quarter of 2007 compared to the third quarter of 2006. The increase is a result of changes in specific reserves for impaired loans, continued overall weakness in the Michigan economy, and loan growth.

Total non-interest income increased $333,000, or 19%, in the third quarter of 2007 compared to the same quarter last year. Compared to the third quarter of 2006, deposit account service charges increased $199,000, or 17% and mortgage banking revenue increased $37,000, or 20 percent. During the third quarter of 2007, the bank recorded a total gain of $63,000 on the sale of SBA loans and other real estate. Non-interest income represented 25.7% of total revenue in the third quarter of 2007 compared to 22.9% during the third quarter of 2006.

Byron Bank continues to recruit talented professionals to support recent growth and strategic objectives, which in part, have contributed to the $725,000, or 15% increase in non-interest expense in the current quarter, compared to the third quarter of 2006. Additionally, total non-interest expenses have increased as a result of higher loan collection and professional expenses associated with the increase in non-performing loans, an increase in transaction processing cost, and increased occupancy and equipment cost associated with the renovation of several branches and the main office.

Compared to one year ago, total assets increased $63 million, or 9%, total loans increased $65 million, or 13%, and total deposits increased $32 million, or 6%. The bank continues to be well capitalized, with an equity-to-asset ratio of 9.5% at September 30, 2007, compared to 9.8% at December 31, 2006.

Non-performing assets to total assets increased from .17% at December 31, 2006 to .69% at September 30, 2007. Continued weakness in residential real estate construction contributed to the $500,000 increase in non-performing assets during the third quarter. Net loans charged-off as a percent of total average loans was .08% during the third quarter of 2007, compared to .07% for the year-to-date period. Although low by industry averages, net loans charged-off have trended up as a result of weakness in the real estate market.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 13 banking offices serving 13 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2007 (Unaudited)	December 31, 2006

ASSETS

Cash and due from banks	$14,135	$14,298
Federal funds sold	6,850	-

Cash and cash equivalents	20,985	14,298

Available-for-sale securities	122,791	116,582

Loans held for sale	1,712	1,620

Total loans	561,298	514,538
Allowance for loan losses	(7,874)	(7,510)

Net Loans	553,424	507,028

Accrued interest receivable	4,052	3,718
Premises and equipment, net	16,224	16,001
Restricted investments	3,098	3,098
Other assets	8,728	7,027

Total assets	$731,014	$669,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$71,052	$72,683
Interest bearing	530,410	494,324

Total deposits	601,462	567,007

Federal funds purchased	-	3,050
Repurchase Agreements	20,350	-
FHLB Advances	33,688	24,237
Other borrowed funds	959	4,000
Other liabilities	5,158	5,257

Total liabilities	661,617	603,551

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,458
Additional paid-in capital	32,778	23,880
Retained earnings	34,133	39,766
Accumulated other comprehensive income	(217)	(283)

Total stockholders' equity	69,397	65,821

Total liabilities and stockholders' equity	$731,014	$669,372

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended September 30, (Unaudited)		Nine Months ended September 30, (Unaudited)

	2007	2006	2007	2006

Interest Income
Interest and fees on loans	10,437	$9,331	$30,516	$26,412
Available-for-sale securities	1,314	1,166	3,799	3,369
Restricted investments	39	40	118	130
Other interest income	73	137	76	194

Total interest income	11,863	10,674	34,509	30,105

Interest expense
Deposits	5,097	4,424	14,574	11,483
Borrowed funds	829	439	2,251	1,439

Total interest expense	5,926	4,863	16,825	12,922

Net interest income	5,937	5,811	17,684	17,183
Provision for loan losses	162	120	659	420

Net interest income after provision for loan losses .	5,775	5,691	17,025	16,763

Non-interest income
Service charges on deposit accounts	1,340	1,141	3,827	2,607
Mortgage banking	225	188	756	585
Net gain on sales of available for sale securities	-	-	10	16
Insurance premiums and brokerage fees	265	264	897	855
Other	227	131	539	575

Total non-interest income	2,057	1,724	6,029	4,638

Non-interest expenses
Salaries	2,632	2,354	7,677	7,045
Employee benefits	439	468	1,503	1,410
Occupancy (net)	386	378	1,186	1,140
Furniture and fixtures	285	238	849	720
Other	1,723	1,302	4,734	3,819

Total non-interest expenses	5,465	4,740	15,949	14,134

Income before federal income taxes	2,367	2,675	7,105	7,267

Federal income taxes	606	798	1,852	2,133

Net income	$1,761	$1,877	$5,253	$5,134

Income per common share: *
Basic	$0.65	$0.69	$1.94	$1.90
Diluted	$0.65	$0.69	$1.94	$1.90

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED FINANCIAL HIGHLIGHTS

          (Unaudited)

(Dollars in thousands except per share data)	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006

Earnings
Net interest income	$5,937	$6,032	$5,715	$5,796	$5,811
Provision for loan losses	$162	$337	$160	$120	$120
Non-interest income	$2,057	$2,041	$1,931	$1,887	$1,724
Non-interest expense	$5,465	$5,371	$5,113	$4,915	$4,740
Net income	$1,761	$1,752	$1,740	$1,888	$1,877
Basic earnings per share*	$0.65	$0.65	$0.64	$0.70	$0.69
Diluted earnings per share*	$0.65	$0.65	$0.64	$0.70	$0.69
Average shares outstanding*	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	0.97%	1.01%	1.04%	1.13%	1.16%
Return on average equity	10.19%	10.39%	10.61%	11.48%	11.74%
Net interest margin (tax-equivalent)	3.57%	3.77%	3.71%	3.79%	3.85%
Efficiency ratio	66.7%	65.0%	65.0%	62.7%	61.9%
Full-time equivalent employees	197	196	196	195	194
Ending equity to ending assets	9.49%	9.47%	9.75%	9.83%	9.63%
Book value per share*	$25.67	$24.97	$24.83	$24.24	$23.79

Asset Quality
Net loans charged-off	$116	$67	$113	$101	$4
Net charge-offs to total average loans	0.08%	0.05%	0.09%	0.08%	0.00%
(annualized)
Nonperforming assets	$5,041	$4,542	$2,003	$1,140	$1,351
Allowance for loan losses to total loans	1.40%	1.42%	1.41%	1.46%	1.51%
Nonperforming assets to total assets	0.69%	0.64%	0.29%	0.17%	0.20%

(Dollars in thousands except per share data)	YTD 9/30/07	YTD 9/30/06

Earnings
Net interest income	$17,684	$17,183
Provision for loan losses	$659	$420
Non-interest income	$6,029	$4,638
Non-interest expense	$15,949	$14,134
Net income	$5,253	$5,134
Basic earnings per share*	$1.94	$1.90
Diluted earnings per share*	$1.94	$1.90
Average shares outstanding*	2,703	2,703

Performance Ratios
Return on average assets	1.01%	1.10%
Return on average equity	10.39%	11.03%
Net interest margin (tax-equivalent)	3.68%	3.97%
Efficiency ratio	65.6%	63.6%

Asset Quality
Net loans charged-off	$296	$89
Net charge-offs to total average loans (annualized)	0.07%	0.02%

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.